Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
September 18, 2009		(973) 802-4149

Prudential Financial, Inc. Announces Completion of Investment by

Nippon Life Insurance Company

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today the completion of the previously announced sale by The Prudential Insurance Company of America of a $500 million 10-year exchangeable surplus note to Nippon Life Insurance Company. Under the terms of the transaction, Nippon Life can exchange the surplus note for shares of Prudential Financial common stock at any time, at Nippon Life’s option, beginning on the fifth anniversary of issuance of the note.

About Nippon Life Insurance Company

Nippon Life provides a broad array of products including whole life, medical, nursing coverage and annuities for more than 10 million individuals, as well as group insurance products for more than 230,000 corporate clients in Japan. As the world’s largest mutual life insurance company with a formidable capital base, Nippon Life focuses on constantly serving the best interest of its customers by providing “consistent protection” and “superior services” over the long term. At the end of FY2008, Nippon Life had total assets of JPY46 trillion (USD$467 billion) and total revenues of JPY6.6 trillion (USD$67 billion). For more information, visit www.nissay.co.jp/okofficial/english.

About Prudential Financial, Inc.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $580 billion of assets under management as of June 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management

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expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit http://www.news.prudential.com.